As filed with the Securities and Exchange Commission on May 2, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Therapeutics Corporation

(Exact Name of Registrant as Specified in the Charter)

Delaware	52-1984749
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1040 Spring Street Silver Spring, MD	20910
(Address of principal executive offices)	(Zip Code)

UNITED THERAPEUTICS CORPORATION
2011 SHARE TRACKING AWARDS PLAN

(Full title of the plan)

Martine A. Rothblatt, Chairman and Chief Executive Officer

United Therapeutics Corporation

1040 Spring Street

Silver Spring, MD 20910
(301) 608-9292
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Stephen I. Glover, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036 (202) 955-8500	John S. Hess, Jr., Esq. Vice President and Associate General Counsel United Therapeutics Corporation 1735 Connecticut Avenue, N.W. Washington, D.C. 20009 (202) 483-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Share Tracking Awards (1) (2)	2,000,000 awards	$69.635	$139,270,000	$16,169.25

(1)          This Registration Statement relates to share tracking awards that may be issued under the United Therapeutics Corporation 2011 Share Tracking Awards Plan.

(2)          Pursuant to Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover any additional securities in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(3)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market for April 25, 2011.

INTRODUCTION

This Registration Statement on Form S-8 is filed by United Therapeutics Corporation, a Delaware corporation (the “Company” or the “Registrant”), relating to 2,000,000 share tracking awards (the “Awards”), which have been and will be granted in accordance with the terms of the United Therapeutics 2011 Share Tracking Awards Plan (the “Plan”).  Each Award represents a contractual right to receive an amount in cash equal to the positive difference, if any, between the fair market value of the Award on the exercise date and the fair market value of the Award on the grant date. The fair market value of an Award on the grant date or the exercise date is equal to the closing price per share of the Company’s common stock on that date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                Plan Information*

Item 2.                Registrant Information and Employee Plan Annual Information*

*                 Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                Incorporation of Certain Documents by Reference

The following documents, which have heretofore been filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(1)                                  The Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which the Company filed with the Commission on February 24, 2011;

(2)                                  The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, which the Company filed with the Commission on April 28, 2011; and

(3)                                  The Current Reports on Form 8-K that the Company filed with the Commission on February 4, 2011 and March 18, 2011.

In addition, all documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration

Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement.  Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company’s Exchange Act file number with the Commission is 000-26301.

Item 4.                Description of Securities

On March 15, 2011, the Board of Directors (the “Board”) of the Company, upon recommendation of the Compensation Committee of the Board (the “Committee”), approved and adopted the Plan.

Grants of Awards are made pursuant to standard terms and conditions (the “Terms and Conditions”) and a standard grant letter (the “Grant Letter”), the forms of which were approved by the Committee to be used in connection with standard grants of Awards to the Company’s employees, directors and other eligible persons, including the Company’s executive officers.  The Terms and Conditions and Grant Letter together constitute the Form of Award agreement for purposes of the Plan (as described below).

General.  The Awards, which are granted from time to time to select participants in the Plan, including directors, officers, employees, consultants of the Company and its subsidiaries, and any person who provides services to the Company through another entity, convey the right to receive an amount in cash equal to the Appreciation, which is defined as the positive difference between the fair market value of the Award on the exercise date and the fair market value of the Award on the grant date.  The fair market value of an Award on the grant date or the exercise date is equal to the closing price of one share of the Company’s common stock on that date.  Any Appreciation will be paid solely in cash as outlined in the Plan, the Terms and Conditions and the Grant Letter.

Awards Subject to the Plan.  No shares of the Company’s common stock will be issued pursuant to the Plan, and payments made under the Plan, if at all, will be made only in cash.  Any Awards that expire, forfeit, are cancelled or are otherwise terminated unexercised will be returned to the Award pool and may be re-awarded under the Plan.  In the event of any change in capitalization of the Company, such as a stock dividend or split, recapitalization, merger, consolidation, spin off, reorganization, combination or exchange of shares, or other similar corporate change, the Committee will make the appropriate adjustments in the number of Awards reserved under the Plan and the number of Awards with respect to any participant to prevent dilution or enlargement of an Award.

Awards granted under the Plan generally expire within 10 years of grant, subject to earlier expiration upon termination of the participant’s employment with the Company.  No Plan participant or other person will have any claim or right to be granted an Award, and neither the Company nor the Committee is obligated to treat Plan participants uniformly.  Awards do not provide participants with any dividend, voting or other shareholder rights.  The terms of the Plan in no way constitute a contract of continuing employment, and all of a participant’s rights with respect to an Award (except as provided in the Plan or in the Award agreement) will generally terminate upon termination of employment or service to the Company and its subsidiaries.

Vesting of Awards.

Employees:  Each Award granted to an employee, unless otherwise determined by the Committee or otherwise provided in the employee’s employment agreement, will partially vest as long as the participant remains employed by the Company or its subsidiaries, in one-fourth increments on each of the first four anniversaries of the date on which the Award was granted.  Awards will vest fully on the earliest of the following to occur:  (1) the date of a Change of Control (as defined below) of the Company under certain circumstances; (2) the fourth anniversary of the Award’s grant date, provided that the participant continues to be employed by the Company; (3) the date of the participant’s death while employed by the Company; or (4) the date of the participant’s Total Disability (as defined in the Plan).  In the event of a Change of Control, unless the participant’s employment agreement provides otherwise or unless otherwise determined by the Committee, an award shall vest fully on a change of control if either (a) the Award is not assumed, or a substitute award granted, in connection with such Change of Control; or (b) upon a Qualifying Termination (as defined in the Plan) of the employment of an employee within twelve months following a Change of Control of the Company if the Award is assumed, or a new award substituted, in connection with a Change in Control.  Unless otherwise determined by the Committee, any Award held by an employee that is not vested on the date of the employee’s termination will be forfeited, and no payments will be made with respect thereto.  In general, an employee participant’s Award that is vested on his or her date of termination of employment will expire 90 thereafter.

Directors:  Unless otherwise determined by the Committee, if the participant is a non-employee member of the Board on the date the an Award was granted, the Award will become fully vested on the one-year anniversary of the grant date of the Award, but only if the director attends at least 75% of the regularly scheduled meetings of the Board and any Committee of the Board of which such participant is a member, from the date of grant until the date of the Company’s next annual meeting of shareholders.

Non-Employees other than Directors:  Each Award granted to a non-employee who is not a member of the Board, unless otherwise determined by the Committee or otherwise provided in the employee’s employment agreement, will partially vest in one-fourth increments on each of the first four anniversaries of the date on which the Award was granted.  Awards will vest fully on the earliest of the following to occur:  (1) the date of a Change of Control (as defined below) of the Company; (2) the fourth anniversary of the Award’s grant date, provided that the participant continues to be employed by the Company; (3) the date of the participant’s death while employed by the Company; or (4) the date of the participant’s Total Disability (as defined in the Plan). Unless otherwise determined by the Committee, any Award that is not vested on the date the participant ceases to provide services to the Company or a subsidiary will be forfeited, and no payments will be made with respect thereto.

For purposes of the Plan, a “Change of Control” will occur: (a) upon (i) commencement of a public tender offer for all or any portion of the Company’s common stock, (ii) the submission of a proposal to merge, consolidate or otherwise combine with another company to the Company’s shareholders for approval or (iii) the approval by the Board of any transaction or event that would constitute a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A under the Exchange Act; (b) if any person or group (as used in Section 13(d) of the Exchange Act) becomes the beneficial owner of securities of the Company representing more than 30% of (i) the shares of the Company’s common stock then outstanding or (ii) the combined voting power (other than in the election of directors) of all voting securities of the Company then outstanding; (c) if, during any 24 consecutive-month-period, individuals who at the beginning of such period constituted the Board (and any director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute at least a majority of the Board; or (d) upon the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly-owned subsidiary.

The Committee may also grant Awards to eligible participants other than directors and executive officers that only vest upon a Change of Control.

Assignment and Transfer of Awards.  Awards granted under the Plan are not assignable or transferable other than by will or the laws of descent and distribution.  No Award or interest or right associated with any Award will be liable for the debts, contracts or engagements of the Plan participant nor will such Award be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or such other means as specified in the Plan.

The foregoing description is qualified in its entirety by reference to the terms of the Plan, the Form of Terms and Conditions for Employees, the Form of Terms and Conditions for Non-Employees and the Form of Grant Letter, copies of which are filed as Exhibits 10.1, 10.3 and 10.4, respectively, to the Company’s Current Report on Form 8-K filed on March 18, 2011, and the Form of Terms and Conditions for Employees.

Item 5.                Interests of Named Experts and Counsel

None.

Item 6.                Indemnification of Directors and Officers

As permitted by Delaware law, the Company’s certificate of incorporation provides that no director will be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (a) any breach of duty of loyalty to the Company or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) willful or negligent violations of certain provisions of the Delaware General Corporation Law (the “DGCL”) imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (d) for any transaction from which the director derived an improper personal benefit.

The Company’s certificate of incorporation and bylaws provide that the Company must indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by Delaware law. Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company believes that indemnification under its certificate of incorporation and bylaws covers negligence and gross negligence on the part of indemnified parties. The Company also has the power to purchase and maintain insurance for such directors and officers, and currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify such directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by the Company or in its right, arising out of such person’s services as a director or officer of the Company, any of its subsidiaries or any other company or enterprise to which the person provides services at the Company’s request to the fullest extent permitted by law.

The foregoing discussion of the Company’s certificate of incorporation and bylaws and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Item 7.              Exemption from Registration Claimed

Not applicable.

Item 8.                                               Exhibits

Exhibit No.	Description

4.1

Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 filed on April 16, 1999 (Registration No. 333-76409))

4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed on June 28, 2010)

4.3	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q, filed on May 1, 2008)

5.1	Opinion of counsel*

10.1	United Therapeutics Corporation 2011 Share Tracking Awards Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, dated March 15, 2011)

10.2	Form of terms and conditions for Awards to Employees*

10.3	Form of terms and conditions for Awards to Non-Employees (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, dated March 15, 2011)

10.4	Form of Grant Letter used by Registrant (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, dated March 15, 2011)

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of counsel (included in Exhibit 5.1)*

24	Power of Attorney (included on signature page)*

* Filed herewith

Item 9.                                               Undertakings

1.  The Company hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.  The Company hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to provisions and arrangements that exist whereby the Company may indemnify such persons against liabilities arising under the Securities Act, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Silver Spring, State of Maryland, on this 2nd day of May, 2011.

UNITED THERAPEUTICS CORPORATION

By:	/s/ Martine A. Rothblatt
Martine A. Rothblatt, Ph.D.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martine A. Rothblatt, Ph.D., John Ferrari and Paul A. Mahon, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent, to act for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the Company may hereafter file with the Commission pursuant to Rule 462(b) under the Securities Act to register additional Awards, and to file this Registration Statement and any subsequent registration statement and all amendments thereto, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do, and hereby ratifies and confirms all his said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Martine A. Rothblatt	Chairman of the Board and Chief Executive Officer	April 27, 2011
Martine A. Rothblatt, Ph.D.	(Principal Executive Officer)

/s/ John M. Ferrari	Chief Financial Officer and Treasurer	April 27, 2011
John M. Ferrari	(Principal Financial Officer and Principal Accounting Officer)

Name	Title	Date

/s/ Roger A. Jeffs	President, Chief Operating Officer and Director	April 27, 2011
Roger A. Jeffs, Ph.D.

/s/ Christopher Causey	Director	April 27, 2011
Christopher Causey

/s/ Raymond A. Dwek	Director	April 27, 2011
Raymond A. Dwek, F.R.S.

/s/ Richard Giltner	Director	April 27, 2011
Richard Giltner

/s/ R. Paul Gray	Director	April 27, 2011
R. Paul Gray

/s/ Raymond Kurzweil	Director	April 27, 2011
Raymond Kurzweil

/s/ Christopher Patusky	Director	April 27, 2011
Christopher Patusky

/s/ Louis W. Sullivan	Director	April 27, 2011
Louis W. Sullivan, M.D.

/s/ Tommy Thompson	Director	April 27, 2011
Tommy Thompson

EXHIBIT INDEX

Exhibit No.	Description

4.1

Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 filed on April 16, 1999 (Registration No. 333-76409))

4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed on June 28, 2010)

4.3	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q, filed on May 1, 2008)

5.1	Opinion of counsel*

10.1	United Therapeutics Corporation 2011 Share Tracking Awards Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, dated March 15, 2011)

10.2	Form of terms and conditions for Awards to Employees*

10.3	Form of terms and conditions for Awards to Non-Employees (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, dated March 15, 2011)

10.4	Form of Grant Letter used by Registrant (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K, dated March 15, 2011)

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of counsel (included in Exhibit 5.1)*

24	Power of Attorney (included on signature page)*

* Filed herewith